HEARTWARE, INC.
Exhibit 10.4

205 Newbury Street
Suite 101
Framingham, MA 01701
Fax: (+1) 508 739 0841
www.heartware.com
[INSERT NAME]
c/-HeartWare, Inc
14000 NW 57th Court
Miami Lakes FL 33014
[INSERT], 2009
Dear [INSERT]
In the context of the proposed merger with Thoratec Corporation (“Merger”), the Board of Directors considers it essential to foster the continued employment of key executives.
In recognition of your contribution to-date and so as to ensure a smooth transition in the context of the Merger, the Board of Directors has determined to provide you with a payment of [INSERT] subject to the terms and conditions specified herein (“Retention Bonus Payment”).
The Retention Bonus Payment shall be paid to you on the date which is 90 days following the Closing of the Merger on the condition that you remain employed through that date. In the event that, prior to the Closing, you are terminated without “cause” (as defined in your employment agreement) or you die or you suffer a disability, the Retention Bonus Payment will be paid in full, provided that you enter into a general release of claims.
Should Closing not occur on or before December 31, 2009 for whatever reason, then the obligations and payments as set out in this letter shall automatically lapse and become void and no payment shall be made. All taxes payable in connection with the Retention Bonus Payment shall be deducted in accordance with the Company’s usual compensation practices.
I would like to thank you efforts and look forward to your assistance with the Merger.
Yours faithfully

/s/ Doug Godshall
Doug Godshall
President